APPENDIX A

Items 5(a)-(b) are hereby amended and restated to read in its entirety as follows:

(a) – (b). The following information with respect to the ownership of the Class A Common Stock of the Issuer by the persons filing this statement on Schedule 13D is provided as of January 12, 2026:

Reporting Persons	Shares Held Directly (1)	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Beneficial Ownership	Percentage of Class (5)
Resolute Compo Holdings LLC (2)	49,290,409	0	49,290,409	0	49,290,409	49,290,409	17.0%
C 323 Holdings, LLC (2)	0	0	49,290,409	0	49,290,409	49,290,409	17.0%
Tungsten 2024 LLC (2)	879,963	0	50,170,372	0	50,170,372	50,170,372	17.3%
Thomas Knott (2)	244,755 (3)	0	50,170,372	0	50,170,372	50,415,127	17.4%
John Cote (2)	13,595 (3)	1,500,000 (4)	50,170,372	1,500,000 (4)	50,170,372	51,683,967	17.9%

(1)	Includes shares of Class A Common Stock issuable within 60 days pursuant to the exercise of vested stock options held but unexercised as of the date hereof.
(2)	Resolute Compo Holdings is the record holder of 49,290,409 shares of Class A Common Stock. Tungsten is the record holder of 646,893 shares of Class A Common Stock. Tungsten is the managing member of Resolute Compo Holdings, Mr. John Cote is the manager of Tungsten and C 323 Holdings is a non-managing member of Resolute Compo Holdings. Tungsten, as managing member, has the right to vote and dispose of the shares of Class A Common Stock reported herein, subject to certain consultation rights held by C 323 Holdings. Mr. Knott is the sole and managing member of C 323 Holdings. Accordingly, Tungsten, Resolute Compo Holdings, Mr. John Cote, C 323 Holdings and Mr. Knott may each be deemed to share beneficial ownership of the shares of Class A Common Stock held of record by Resolute Compo Holdings, and Tungsten, Mr. John Cote and Mr. Knott may each be deemed to share beneficial ownership of the shares of Class A Common Stock held of record by Tungsten.
(3)	Consists of shares of Class A Common Stock issuable within 60 days pursuant to the exercise of vested stock options held directly by the Reporting Person that are unexercised as of the date hereof.
(4)	Shares held through Ridge Valley LLC, of which Mr. John Cote serves as manager.
(5)	Based upon 289,415,409 shares of Class A Common Stock that were outstanding as of January 12, 2026.

The information provided pursuant to this Item 5 excludes 2,000,000 and 618,013 shares of Class A Common Stock held by Michele D. Logan and CompoSecure Employee, L.L.C., respectively, each of which has agreed pursuant to the respective Purchase Agreement, attached to the Initial Statement as Exhibit 2 and Exhibit 3, to vote its shares in favor of Resolute Compo Holdings’ nominees for the Issuer’s board of directors. Each of the Reporting Persons disclaims beneficial ownership of such shares.